Confidential – Draft v15

McGRAW-HILL REPORTS

4th QUARTER AND FULL-YEAR 2012 RESULTS

McGraw-Hill Education Reclassified to Discontinued Operations in Anticipation of the Sale Closing in the 1st Quarter

McGraw Hill Financial Revenue Increased 22% in the 4th Quarter and 13% for the Full Year

Diluted EPS from Continuing Operations Increased 80% to $0.67 in the 4th Quarter and 19% to $2.37 for the Full Year

Adjusted Diluted EPS from Continuing Operations Increased 56% to $0.72 in the 4th Quarter and 32% to $2.75 for the Full Year, Creating a Baseline for Future Comparisons

Introduces 2013 Adjusted Diluted EPS Guidance for McGraw Hill Financial of $3.10 to $3.20, an Increase of Approximately 15% Versus Comparable 2012 EPS of $2.75

New York, NY, February 12, 2013 – The McGraw-Hill Companies (NYSE: MHP) today reported fourth quarter and full-year 2012 results. Because of the pending sale of McGraw-Hill Education, this business has been reclassified as a discontinued operation and its results are excluded from continuing operations. In addition, in anticipation of the formation of McGraw Hill Financial and the first full year of operation of the S&P Dow Jones Indices joint venture, the Company is reporting S&P Capital IQ and S&P Dow Jones Indices as distinct business segments beginning this quarter.

McGraw Hill Financial:

The Company reported fourth quarter 2012 revenue of $1,226 million, an increase of 22% compared to the same period last year. Net income and diluted earnings per share from continuing operations were $190 million and $0.67, respectively. For the full year, revenue increased 13% to $4,450 million and net income and diluted earnings per share from continuing operations were $676 million and $2.37, respectively.

Excluding the impact of one-time costs related to the Growth and Value Plan, and a gain from modifications to the vacation policy, adjusted net income from continuing operations increased 52% to $205 million, and adjusted diluted earnings per share from continuing operations increased 56% to $0.72. For the full year, adjusted net income from continuing operations increased 24% to $783 million and adjusted diluted earnings per share from continuing operations increased 32% to $2.75.

“As we approach the successful completion of the Growth and Value Plan, I could not be more pleased with the execution of the Plan and the value it has unlocked for shareholders,” said Harold McGraw III, chairman, president, and chief executive officer of The McGraw-Hill Companies. He continued, “The sale of McGraw-Hill Education is anticipated in the first quarter. Now we reflect on the tremendous opportunity both McGraw Hill Financial and McGraw-Hill Education have before them. In 2012, McGraw Hill Financial delivered 13% revenue growth and 32% diluted adjusted EPS from continuing operations growth. This performance demonstrates the growth potential of McGraw Hill Financial, with its market-leading positions providing essential intelligence to its customers.”

The Outlook: The Company reported full-year 2012 revenue of $4,450 million and adjusted diluted EPS from continuing operations of $2.75. “This creates a baseline at McGraw Hill Financial for future comparisons,” said Mr. McGraw. He added, “We are introducing 2013 revenue guidance of high single-digit growth and adjusted diluted EPS guidance of $3.10 to $3.20, approximately a 15% increase. This new company has the capability to deliver more pronounced growth for our shareholders and employees.”

The Growth and Value Plan has delivered:

▪	Separation: The sale of McGraw-Hill Education to Apollo Global Management was the cornerstone of the Growth and Value Plan. Its sale will be the culmination of this transformative initiative.

▪	Growth Investments: Focusing on innovative products and technologies, the Company executed several investments in 2012. The most visible has been the formation of the S&P Dow Jones Indices joint venture which combines some of the most widely followed and trusted brands in the index space. In addition, the Company completed acquisitions of QuantHouse, R2 Financial Technologies, Credit Market Analysis Limited, Coalition Development Ltd., and Kingsman SA.

▪	Cost Reductions: The Company approached $175 million in run-rate cost reductions exceeding its commitment of at least $100 million by the end of 2012. The principal elements of the cost reduction programs included select headcount reductions; the migration of numerous accounting work streams, human resource processes, and selected information technology support services to world-class partners that specialize in these operations; and redesigning the employee benefits plans, including a freeze of the U.S. pension plans. Approximately two-thirds of the savings benefited McGraw-Hill Education. The McGraw Hill Financial savings were partially offset by the impact of certain stranded costs driven by separation.

▪	Return of Capital: During 2011 and 2012, the Company returned $3.1 billion to shareholders. Aggregate share repurchases totaled approximately $1.8 billion. In addition, the Company distributed approximately $600 million in regular dividends and approximately $700 million through a special dividend of $2.50 per share paid in December 2012.

Standard & Poor’s Ratings Services: Driven by the continued low interest rate environment and elevated levels of refinancing activity, fourth quarter 2012 revenue increased 34% to $584 million and operating profit increased 67% to $246 million. Adjusted operating profit increased 63% to $254 million in the fourth quarter compared to a relatively weak fourth quarter in 2011. The adjusted operating profit margin increased to 43.6% in the quarter.

2012 revenue increased 15% to $2,034 million. Operating profit increased 18% to $849 million. Adjusted operating profit increased 19% to $865 million compared to 2011. For 2012, the adjusted operating profit margin increased 130 basis points to 42.5%.

Transaction revenue increased 97% to $292 million during the quarter, compared to what was a relatively weak period last year, and was driven by a doubling of U.S. corporate issuance and a 74% increase in European corporate issuance. Worldwide structured issuance decreased 4%. U.S. structured finance issuance increased 104% off a small base and was driven by strength in commercial mortgage-backed securities, asset-backed securities, and collateralized loan obligations. The growth was offset by a 45% decline in European structured finance issuance due to a decrease in residential mortgage-backed securities and covered bond activity.

Non-transaction revenue increased 2% in the fourth quarter and represented 50% of Standard & Poor’s Ratings’ total revenue compared to 66% for the same period last year.

Domestic revenue increased 46% in the fourth quarter, outpacing a 23% increase in international revenue. Foreign exchange rates negatively impacted international revenue by $4 million. International revenue represented 46% of Standard & Poor’s Ratings’ total fourth quarter revenue.

S&P Capital IQ: Revenue increased 8% to $290 million in the fourth quarter of 2012. Organic growth accounted for 5% and new revenue from the acquisitions of QuantHouse, R2 Financial Technologies, and Credit Market Analysis Limited accounted for the balance. Quarterly operating profit decreased 10% to $48 million. Adjusted operating profit decreased 1% to $53 million.

Full-year 2012 revenue increased 9% to $1,124 million. Organic growth accounted for 7% and new revenue from the acquisitions of QuantHouse, R2 Financial Technologies, and Credit Market Analysis Limited accounted for the balance. Operating profit decreased 3% to $208 million. Adjusted operating profit increased 6% to $228 million.

The business enjoyed high single-digit adjusted operating profit in the first half of the year. In the second half of the year, profits declined modestly as the acquisitions were supplemented with additional investments to further develop the newly acquired technologies into innovative products and services.

Two key offerings, S&P Capital IQ (within Desktop Solutions) and Global Data Solutions (within Enterprise Solutions), both delivered solid growth despite continued layoffs within the financial industry. TheMarkets.com is being successfully integrated into S&P Capital IQ’s platform and users are migrating to S&P Capital IQ service. Collectively, the number of S&P Capital IQ users increased 7% over the past year to more than 71,000.

S&P Dow Jones Indices: Revenue increased 38% to $110 million in the fourth quarter of 2012. Excluding the revenue associated with the Dow Jones Indexes, revenue increased 5% to $84 million. Quarterly operating profit increased 48% to $64 million. Adjusted operating profit attributable to the Company increased 16% to $50 million.

2012 revenue increased 20% to $388 million. Excluding the revenue associated with the Dow Jones Indexes, full-year revenue increased 3% to $332 million. Operating profit increased 12% to $212 million. Adjusted operating profit attributable to the Company increased 5% to $198 million.

Because the S&P Dow Jones Indices joint venture is a majority-owned entity, 100% of its revenue and expenses are consolidated into the Company’s financial statements. In accordance with U.S. GAAP, 27% of the net income that is not owned by the Company is removed from the Company’s income statement in the “net income attributable to noncontrolling interests” line.

Assets under management in exchange-traded funds based on S&P’s indices increased 28% to $402 billion at the end of the fourth quarter. Including the Dow Jones Indexes, assets under management increased 27% to $466 billion. This was driven by record industry inflow of $191 billion into ETFs in the quarter.

The revenue benefit of increased assets under management was partially offset by a 12% decline in the average daily volume of exchange-traded derivative contracts based on S&P’s indices, as well as a 27% decline in over-the-counter derivative revenue due to concerns among European banks with credit risk and the general economic slowdown.

Commodities & Commercial Markets: Revenue increased 9% to $260 million and operating profit increased 31% to $54 million in the fourth quarter of 2012. Adjusted operating profit increased by 27% to $59 million in the fourth quarter, compared to the same period last year.

For 2012, revenue increased 9% to $973 million. Operating profit increased 38% to $248 million. Adjusted operating profit increased by 40% to $260 million.

Platts topped off an already strong year with 15% revenue growth at Commodities to $129 million for the fourth quarter. Petroleum product subscriptions, licensing of its price assessments to derivative exchanges, and metals products and services all contributed to their double-digit growth.

Commercial Markets’ revenue increased 4% for the quarter as a record year at J.D. Power and Associates was offset by a modest decline at Construction.

DOJ Lawsuit: The Company believes the Department of Justice civil lawsuit filed last week is entirely without factual or legal merit and that the Company has very strong defenses against this and all pending litigation.  S&P has a record of successfully defending these types of cases, with 41 cases dismissed outright or voluntarily withdrawn.

The DOJ lawsuit disregards the central fact that S&P’s CDO ratings were made in good faith through its committee-based system and were fully consistent with the views of many other institutions at the time, including U.S. Government officials who in 2007 publicly stated that problems in the subprime market appeared to be contained.

The cherry-picked emails, selectively chosen from 20 million emails and documents, do not disprove this central fact. They display a culture of vigorous debate but not of wrongdoing. Claims that S&P deliberately kept ratings high when it knew they should be lower are simply not true as an objective assessment of all of the evidence will prove.

The DOJ also cites the fact that S&P personnel discussed proposed rating criteria with market participants although, under certain recent regulations, S&P is required to do just that.

The fact is, before 2007, and increasingly during 2007, S&P downgraded a record number of U.S. residential mortgage-backed securities (RMBS) and repeatedly warned of deteriorating conditions in the housing market and potential downgrades to come. (See list of published documents from this time on website listed below.) Between February and July of 2007 alone, S&P took 637 negative actions on ratings on 2006 vintage subprime RMBS. S&P downgraded more underlying U.S. RMBS than any other rating agency and did so sooner — a year and a half before the Lehman bankruptcy. These negative rating actions had a direct and automatic impact on S&P’s CDO ratings. If the RMBS that was put on CreditWatch, or downgraded, was in a CDO, or was being considered for a new CDO, S&P’s CDO rating took that negative status into account and required additional protection for the CDO.

Unfortunately, these actions turned out to be insufficient in anticipating the severity of the housing crisis that ultimately came to pass. However, the Company does not believe the Department of Justice can prove that this failure — common to nearly everyone at the time — was the product of intentional misconduct by anyone at S&P.

Additional information is available at www.standardandpoors.com/response

Unallocated Expense: Unallocated expense includes corporate functions and centrally managed costs. Adjusted unallocated expense increased 7% to $62 million in the fourth quarter, largely driven by increased incentives.

Non-GAAP Adjustments to Continuing Operations: During the fourth quarter, there were $77 million of one-time charges related to the Growth and Value Plan, which includes restructuring charges. Approximately $44 million was related to professional fees and approximately $29 million was related to restructuring actions. Also during the quarter, the vacation policy was changed resulting in a $52 million gain. These items are excluded from the adjusted results.

Return of Capital: During 2012, share repurchases totaled approximately $300 million, regular quarterly dividends totaled approximately $300 million, and the Company paid approximately $700 million for a special dividend of $2.50 per share in December.

In 2013, the Company anticipates continuing its share repurchase program, subject to market conditions, once the funds from the sale of McGraw-Hill Education are received. As a reminder, the Company currently has 16.9 million shares remaining under the existing authorization from the Board of Directors. The 2013 EPS guidance includes a positive impact from this anticipated share repurchase activity.

Balance Sheet and Cash Flow: Cash and short-term investments at the end of the fourth quarter were $761 million, down from $864 million at the end of 2011. During the fourth quarter the Company paid down approximately $400 million of 5.375% Senior Notes and paid the special dividend. To help fund these transactions, the Company utilized its commercial paper program and had $457 million outstanding at year end. 2012 free cash flow from continuing operations (see exhibits 3 and 11) was $626 million, a decrease of $183 million from the same period in 2011. This was due primarily to the one-time costs associated with the Growth and Value Plan and a $150 million fourth quarter pension contribution.

The McGraw-Hill Companies:

Discontinued Operations: With the pending sale of the McGraw-Hill Education business, the results were classified as a discontinued operation. Net loss from discontinued operations in the fourth quarter and full year were $(406) million and $(239) million, respectively. These losses include intangible asset impairments of $497 million that consisted of goodwill, prepublication investment, and inventory assets at McGraw-Hill Education’s School Education Group. Adjusted net income from discontinued operations for the fourth quarter and full year were $9 million and $196 million, respectively.

On a consolidated basis, which includes McGraw Hill Financial and McGraw-Hill Education, adjusted diluted earnings per share for the fourth quarter and the full year were $0.75 and $3.44, respectively. This exceeded the Company’s most recent 2012 guidance of $3.35 to $3.40 per share.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted net income, adjusted operating profit, adjusted unallocated expense and free cash flow are non-GAAP financial measures contained in this earnings release that are derived from the Company's continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company's business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5, 11, 12, and 13.

Conference Call/Webcast Details: The Company’s senior management will review the fourth quarter and year-end earnings results on a conference call scheduled for this morning, February 12, 2013, at 8:30 a.m. Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=4892269. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “3044525” and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 12, 2013. Domestic participants may call (888) 383-2997; international participants may call +1 (203) 369-0378 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy; the successful marketing of competitive products; and the effect of competitive products and pricing.

In addition, there are certain risks and uncertainties relating to our previously announced Growth and Value Plan which contemplates a separation of our education business, including, but not limited to, the impact and possible disruption to our operations, the timing and certainty of completing the transaction, unanticipated developments that may delay or negatively impact the transaction, and the ability of each business to operate as an independent entity upon completion of the transaction.

About The McGraw-Hill Companies:

The McGraw-Hill Companies (NYSE: MHP), a financial intelligence and education company, signed an agreement to sell its McGraw-Hill Education business to investment funds affiliated with Apollo Global Management, LLC in November 2012. Following the sale closing, expected in early 2013, the Company will be renamed McGraw Hill Financial (subject to shareholder approval) and will be a powerhouse in benchmarks, content and analytics for the global capital and commodity markets. The Company's leading brands will include: Standard & Poor’s, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL Ltd., J.D. Power and Associates, McGraw-Hill Construction and Aviation Week. The Company will have approximately 17,000 employees in more than 30 countries. Additional information is available at www.mcgraw-hill.com

Investor Relations: http://www.mcgraw-hill.com/investor_relations

Get news direct from McGraw-Hill via RSS:

http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=newsRSS

Release issued: February 12, 2013

* * *

Contacts for The McGraw-Hill Companies:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip_merritt@mcgraw-hill.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason_feuchtwanger@mcgraw-hill.com

Exhibit 1

The McGraw-Hill Companies

Condensed Consolidated Statements of Income

Periods ended December 31, 2012 and 2011

(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2012	2011	% Change	2012	2011	% Change

Revenue	$1,226	$1,004	22%	$4,450	$3,954	13%
Expenses	931	804	16%	3,291	2,890	14%
Other income	52	—	N/M	52	13	N/M
Operating profit	347	200	74%	1,211	1,077	12%
Interest expense, net	18	19	(3)%	81	77	4%
Income before taxes on income	329	181	82%	1,130	1,000	13%
Provision for taxes on income	118	68	74%	404	374	8%
Income from continuing operations	211	113	86%	726	626	16%
(Loss) income from discontinued operations	(404)	108	N/M	(234)	308	N/M
Net (loss) income	(193)	221	N/M	492	934	(47)%
Less: net income attributable to noncontrolling interests - continuing	(21)	(5)	N/M	(50)	(19)	N/M
Less: net income attributable to noncontrolling interests - discontinued	(2)	(2)	55%	(5)	(4)	6%
Net (loss) income attributable to The McGraw-Hill Companies, Inc.	$(216)	$214	N/M	$437	$911	(52)%

Amounts attributable to The McGraw-Hill Companies, Inc. common shareholders:
Income from continuing operations	$190	$108	76%	$676	$607	11%
(Loss) income from discontinued operations	(406)	106	N/M	(239)	304	N/M
Net (loss) income	$(216)	$214	N/M	$437	$911	(52)%

Earnings per share attributable to The McGraw-Hill Companies, Inc. common shareholders:
Basic:
Income from continuing operations	$0.68	$0.38	81%	$2.43	$2.03	19%
(Loss) income from discontinued operations	(1.46)	0.37	N/M	(0.86)	1.02	N/M
Net (loss) income	$(0.78)	$0.75	N/M	$1.57	$3.05	(49)%
Diluted:
Income from continuing operations	$0.67	$0.37	80%	$2.37	$2.00	19%
(Loss) income from discontinued operations	(1.43)	0.36	N/M	(0.84)	1.00	N/M
Net (loss) income	$(0.76)	$0.73	N/M	$1.53	$3.00	(49)%

Dividend per common share	$0.255	$0.25	2%	$1.02	$1.00	2%
Special dividend per common share	$2.50	$—	N/M	$2.50	$—	N/M

Average number of common shares outstanding:
Basic	277.9	286.2		278.6	298.1
Diluted	284.7	292.4		284.6	303.6

N/M - not meaningful

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

The McGraw-Hill Companies

Condensed Consolidated Balance Sheets

December 31, 2012 and 2011

(dollars in millions)

(unaudited)	2012	2011

Assets:
Cash and short-term investments	$761	$864
Other current assets	1,198	940
Assets held for sale (a)	1,940	2,508
Total current assets	3,899	4,312
Property and equipment, net	368	373
Goodwill and other intangible assets, net (b)	2,519	1,531
Other non-current assets	266	404
Total assets	$7,052	$6,620

Liabilities and Equity:
Short-term debt	457	400
Unearned revenue	1,229	1,187
Liabilities held for sale (a)	664	719
Other current liabilities	1,317	1,063
Long-term debt	799	798
Pension, other postretirement benefits and other non-current liabilities	936	869
Total liabilities	5,402	5,036
Redeemable noncontrolling interest (b)	810	—
Total equity	840	1,584
Total liabilities and equity	$7,052	$6,620

(a)	Includes McGraw-Hill Education as of December 31, 2012 and 2011.
(b)	Includes the impact of the S&P Dow Jones Indices LLC joint venture.

Exhibit 3

The McGraw-Hill Companies

Condensed Consolidated Statements of Cash Flows

Years ended December 31, 2012 and 2011

(dollars in millions)

(unaudited)	2012	2011

Operating Activities:
Net income from continuing operations	$726	$626
Adjustments to reconcile income from continuing operations to cash provided by operating activities from continuing operations:
Depreciation (including amortization of technology projects)	93	93
Amortization of intangibles	48	33
Stock-based compensation	93	77
Other	101	73
Net changes in operating assets and liabilities	(314)	22
Cash provided by operating activities from continuing operations	747	924

Investing Activities:
Capital expenditures	(97)	(92)
Acquisitions, net of cash acquired	(177)	(194)
Other	27	15
Cash used for investing activities from continuing operations	(247)	(271)

Financing Activities:
Additions to short-term debt	457	—
Payments of senior notes	(400)	—
Dividends paid to shareholders	(984)	(296)
Dividends and other payments paid to noncontrolling interests	(24)	(23)
Repurchase of treasury shares	(295)	(1,500)
Exercise of stock options and other	341	159
Cash used for financing activities from continuing operations	(905)	(1,660)
Effect of exchange rate changes on cash from continuing operations	5	(10)
Cash used for continuing operations	(400)	(1,017)
Cash provided by discontinued operations	325	436
Net change in cash and equivalents	(75)	(581)
Cash and equivalents at beginning of year	835	1,416
Cash and equivalents at end of year	$760	$835

Exhibit 4

The McGraw-Hill Companies

Operating Results by Segment

Periods ended December 31, 2012 and 2011

(dollars in millions)

(unaudited)	Three Months			Twelve Months
	Revenue			Revenue
	2012	2011	% Change	2012	2011	% Change

S&P Ratings	$584	$434	34%	$2,034	$1,767	15%
S&P Capital IQ [1]	290	268	8%	1,124	1,031	9%
S&P Dow Jones Indices [1]	110	80	38%	388	323	20%
Commodities & Commercial	260	239	9%	973	896	9%
Intersegment Elimination	(18)	(17)	(6)%	(69)	(63)	(9)%
Total revenue	$1,226	$1,004	22%	$4,450	$3,954	13%

	Segment Expenses			Segment Expenses
	2012	2011	% Change	2012	2011	% Change

S&P Ratings	$338	$287	18%	$1,185	$1,047	13%
S&P Capital IQ	242	214	13%	916	817	12%
S&P Dow Jones Indices	46	37	24%	176	134	31%
Commodities & Commercial	206	198	4%	725	716	1%
Intersegment Elimination	(18)	(17)	(6)%	(69)	(63)	(9)%
Total segment expenses	$814	$719	13%	$2,933	$2,651	11%

	Operating Profit			Operating Profit
	2012	2011	% Change	2012	2011	% Change

S&P Ratings	$246	$147	67%	$849	$720	18%
S&P Capital IQ	48	54	(10)%	208	214	(3)%
S&P Dow Jones Indices	64	43	48%	212	189	12%
Commodities & Commercial	54	41	31%	248	180	38%
Total operating segments	412	285	44%	1,517	1,303	16%
Unallocated expense [2]	(65)	(85)	(24)%	(306)	(226)	36%
Total operating profit	$347	$200	74%	$1,211	$1,077	12%

[1]	As a result of our joint venture between CME Group and Dow Jones & Company, Inc., to form a new company, S&P Dow Jones Indices, LLC and how we are managing this company, we have separated our previously reported S&P Capital IQ / S&P Indices segment into two separate reportable segments.
[2]	Includes an increase for costs that were previously allocated to McGraw-Hill Education, such as costs for centralized departments, that could not be classified as discontinued operations due to the nature of the expense. Also includes Growth and Value Plan related costs necessary to enable separation and reduce our cost structure, which primarily includes professional fees and restructuring charges; and for 2012, unallocated expense includes $52 million related to a vacation accrual reversal in the fourth quarter.

Exhibit 5

The McGraw-Hill Companies

Operating Results by Segment - Reported vs. Performance

Periods ended December 31, 2012 and 2011

(dollars in millions)

(unaudited)	2012	2011	% Change
Reported	Non-GAAP Adjustments	Performance	Reported	Non-GAAP Adjustments	Performance	Reported	Performance
Three Months
S&P Ratings	$246	$8	a	$254	$147	$9	b	$156	67%	63%
S&P Capital IQ	48	5	a	53	54	—	54	(10)%	(1)%
S&P Dow Jones Indices	64	3	a	67	43	—	43	48%	56%
Commodities & Commercial	54	6	a	59	41	6	b	47	31%	27%
Segment operating profit	412	22	433	285	15	300	44%	45%
Unallocated expense	(65)	3	a	(62)	(85)	27	b	(58)	(24)%	7%
Operating profit	347	25	371	200	42	242	74%	54%
Interest expense, net	18	—	18	19	—	19	(3)%	(3)%
Income before taxes on income	329	25	353	181	42	223	82%	59%
Provision for taxes on income	118	9	126	68	15	83	74%	52%
Income from continuing operations	211	16	227	113	27	140	86%	62%
Income from discontinued operations	(404)	415	c	11	108	22	b	129	N/M	(91)%
Net income	(193)	431	238	221	49	270	N/M	(12)%
Less: NCI net income - continuing	(21)	(1)	(22)	(5)	—	(5)	N/M	N/M
Less: NCI net income - discontinued	(2)	—	(2)	(2)	—	(2)	55%	55%
Net income - continuing	$190	$15	$205	$108	$27	$135	76%	52%
Net income - discontinued	$(406)	$415	$9	$106	$22	$127	N/M	(92)%
Net income attributable to MHP	$(216)	$430	$214	$214	$49	$263	N/M	(19)%
Diluted EPS - continuing	$0.67	$0.05	$0.72	$0.37	$0.09	$0.46	81%	56%
Diluted EPS - total	$(0.76)	$1.51	$0.75	$0.73	$0.17	$0.90	N/M	(16)%
Twelve Months
S&P Ratings	$849	$ 16	a	$865	$720	$ 9	b	$728	18%	19%
S&P Capital IQ	208	20	a	228	214	—	214	(3)%	6%
S&P Dow Jones Indices	212	22	a	234	189	—	189	12%	24%
Commodities & Commercial	248	12	a	260	180	6	b	186	38%	40%
Segment operating profit	1,517	70	1,587	1,303	15	1,317	16%	21%
Unallocated expense	(306)	104	a	(202)	(226)	27	b	(198)	36%	2%
Operating profit	1,211	174	1,385	1,077	42	1,119	12%	24%
Interest expense, net	81	—	81	77	—	77	4%	4%
Income before taxes on income	1,130	174	1,304	1,000	42	1,042	13%	25%
Provision for taxes on income	404	65	469	374	15	389	8%	21%
Income from continuing operations	726	109	835	626	27	653	16%	28%
Income from discontinued operations	(234)	435	201	308	21	b	329	N/M	(39)%
Net income	492	544	1,036	934	48	982	(47)%	5%
Less: NCI net income - continuing	(50)	(2)	(52)	(19)	—	(19)	N/M	N/M
Less: NCI net income - discontinued	(5)	—	(5)	(4)	—	(4)	6%	6%
Net income - continuing	$676	$107	$783	$607	$27	$634	11%	24%
Net income - discontinued	$(239)	$435	c	$196	$304	$21	$325	N/M	(40)%
Net income attributable to MHP	$437	$542	$979	$911	$48	$959	(52)%	2%
Diluted EPS - continuing	$2.37	$0.38	$2.75	$2.00	$0.09	$2.09	19%	32%
Diluted EPS - total	$1.53	$1.91	$3.44	$3.00	$0.16	$3.16	d	(49)%	9%

N/M - not meaningful

Note - Totals presented may not sum across due to rounding.

a	Includes Growth and Value Plan related costs necessary to enable separation and reduce our cost structure, which primarily includes professional fees and restructuring charges. Unallocated expense also includes $52 million related to a vacation accrual reversal. S&P Dow Jones Indices also includes transaction costs associated with our S&P Dow Jones Indices LLC joint venture.
b	Includes restructuring charges and $10 million of Growth and Value Plan costs within unallocated expense.
c	Includes intangible asset impairments, restructuring charges, transaction costs for legal and professional fees related to the sale of McGraw-Hill Education, partially offset by a vacation reversal.
d	Includes a $0.25 gain for the sale of the Broadcasting Group in December 2011; excluding this gain, diluted EPS was $2.91.

Exhibit 6

The McGraw-Hill Companies

McGraw Hill Financial

Periods ended December 31, 2012 and 2011

(dollars in millions)

Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue

(unaudited)	2012	2011	% Change

Three Months
Subscription / Non-transaction revenue	$741	$690	7%
Non-subscription / Transaction revenue	485	314	54%
Total McGraw Hill Financial	$1,226	$1,004	22%

Twelve Months
Subscription / Non-transaction revenue	$2,855	$2,672	7%
Non-subscription / Transaction revenue	1,595	1,282	24%
Total McGraw Hill Financial	$4,450	$3,954	13%

 Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Three Months
Domestic revenue	$736	$594	24%
International revenue	490	410	20%
Total McGraw Hill Financial	$1,226	$1,004	22%

Twelve Months
Domestic revenue	$2,684	$2,373	13%
International revenue	1,766	1,581	12%
Total McGraw Hill Financial	$4,450	$3,954	13%

Exhibit 7

The McGraw-Hill Companies

Standard & Poor's Ratings

Periods ended December 31, 2012 and 2011

(dollars in millions)

Transaction vs. Non-Transaction Revenue

(unaudited)	2012	2011	% Change

Three Months
Transaction revenue (a)	$292	$148	97%
Non-transaction revenue (b) (c)	292	286	2%
Total Standard & Poor's Ratings	$584	$434	34%

Twelve Months
Transaction revenue	$903	$651	39%
Non-transaction revenue	1,131	1,116	1%
Total Standard & Poor's Ratings	$2,034	$1,767	15%

(a)	Revenue related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.
(b)	Revenue primarily related to annual fees for frequent issuer programs and surveillance.
(c)	Includes intersegment royalty revenue from S&P Capital IQ of $18 million and $69 million for the three and twelve months ended December 31, 2012, respectively and $17 million and $63 million for the three and twelve months ended December 31, 2011, respectively.

Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Three Months
Domestic revenue	$318	$218	46%
International revenue	266	216	23%
Total Standard & Poor's Ratings	$584	$434	34%

Twelve Months
Domestic revenue	$1,102	$910	21%
International revenue	932	857	9%
Total Standard & Poor's Ratings	$2,034	$1,767	15%

Exhibit 8

The McGraw-Hill Companies

S&P Capital IQ

Periods ended December 31, 2012 and 2011

(dollars in millions)

Subscription vs. Non-Subscription Revenue

(unaudited)	2012	2011	% Change

Three Months
Subscription revenue (a)	$260	$238	9%
Non-subscription revenue (b)	30	30	—%
Total S&P Capital IQ	$290	$268	8%

Twelve Months
Subscription revenue	$1,014	$922	10%
Non-subscription revenue	110	109	1%
Total S&P Capital IQ	$1,124	$1,031	9%

(a)	Revenue related to credit ratings-related information products, S&P Capital IQ platform, investment research products and other data subscriptions.
(b)	Revenue related to certain advisory, pricing and analytical services.

 Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Three Months
Domestic revenue	$190	$178	7%
International revenue	99	90	11%
Total S&P Capital IQ	$290	$268	8%

Twelve Months
Domestic revenue	$749	$693	8%
International revenue	375	338	11%
Total S&P Capital IQ	$1,124	$1,031	9%

Exhibit 9

The McGraw-Hill Companies

S&P Dow Jones Indices

Periods ended December 31, 2012 and 2011

(dollars in millions)

Subscription vs. Non-Subscription Revenue

(unaudited)	2012	2011	% Change

Three Months
Subscription revenue (a)	$26	$18	43%
Non-subscription revenue (b)	84	62	36%
Total S&P Dow Jones Indices	$110	$80	38%

Twelve Months
Subscription revenue	87	71	22%
Non-subscription revenue	301	252	19%
Total S&P Dow Jones Indices	$388	$323	20%

(a)	Revenue related to data subscriptions, which support index fund management, portfolio analytics and research.
(b)	Revenue related to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

 Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Three Months
Domestic revenue	$87	$59	47%
International revenue	23	21	12%
Total S&P Dow Jones Indices	$110	$80	38%

Twelve Months
Domestic revenue	$301	$248	21%
International revenue	87	75	16%
Total S&P Dow Jones Indices	$388	$323	20%

Exhibit 10

The McGraw-Hill Companies

Commodities & Commercial

Periods ended December 31, 2012 and 2011

(dollars in millions)

Commodities & Commercial Revenue

(unaudited)	2012	2011	% Change

Three Months
Commodities	$129	$113	15%
Commercial	131	126	4%
Total Commodities & Commercial	$260	$239	9%

Twelve Months
Commodities	$489	$419	17%
Commercial	484	477	1%
Total Commodities & Commercial	$973	$896	9%

Subscription vs. Non-Subscription Revenue

(unaudited)	2012	2011	% Change

Three Months
Subscription revenue (a)	$163	$148	10%
Non-subscription revenue (b)	97	91	7%
Total Commodities & Commercial	$260	$239	9%

Twelve Months
Subscription revenue	$622	$562	11%
Non-subscription revenue	351	334	5%
Total Commodities & Commercial	$973	$896	9%

(a)	Revenue related to Platts real-time news, market data and price assessments, along with other print and digital information products primarily serving the energy, automotive, construction, aerospace and defense markets.

(b)	Revenue related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Three Months
Domestic revenue	$148	$146	1%
International revenue	112	93	21%
Total Commodities & Commercial	$260	$239	9%

Twelve Months
Domestic revenue	$563	$551	2%
International revenue	410	345	19%
Total Commodities & Commercial	$973	$896	9%

Exhibit 11

The McGraw-Hill Companies

Non-GAAP Financial Information

Periods ended December 31, 2012 and 2011

(dollars in millions)

Computation of Free Cash Flow

(unaudited)	Twelve Months
	2012	2011
Cash provided by operating activities	$747	$924
Capital expenditures	(97)	(92)
Dividends and other payments paid to noncontrolling interests	(24)	(23)
Free cash flow from continuing operations	$626	$809

Adjusted S&P Capital IQ Revenue for Acquisitions

(unaudited)	Three Months			Twelve Months
	2012	2011	% Change	2012	2011	% Change
S&P Capital IQ	$290	$268	8%	$1,124	$1,031	9%
Acquisitions (R2, QuantHouse, CMA)	(9)	—		(22)	—
Adjusted S&P Capital IQ	$281	$268	5%	$1,102	$1,031	7%

Adjusted S&P Dow Jones Indices Revenue

(unaudited)	Three Months			Twelve Months
	2012	2011	% Change	2012	2011	% Change

S&P Dow Jones Indices	$110	$80	38%	$388	$323	20%
Dow Jones Indices	(26)	—		(56)	—
Adjusted S&P Dow Jones Indices	$84	$80	5%	$332	$323	3%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	2012			2011	% Change
	Reported	Non-GAAP Adjustments	Performance	Reported	Reported	Performance
	Three Months
Operating profit	$64	$3	$67	$43	48%	56%
Income attributable to NCI	16	1	17	—
Net operating profit	$48	$2	$50	$43	12%	16%

	Twelve Months
Operating profit	$212	$22	$234	$189	12%	24%
Income attributable to NCI	34	2	36	—
Net operating profit	$178	$20	$198	$189	(6)%	5%

Exhibit 12

The McGraw-Hill Companies

Recasted S&P Capital IQ and S&P Dow Jones Indices Operating Profit - Reported / Performance

Periods ended December 31, 2012 and 2011

(dollars in millions)

(unaudited)	2012

Reported (GAAP)	Operating Profit
	Q1	Q2	Q3	Q4	Full Year

S&P Capital IQ	$62	$58	$40	$48	$208
S&P Dow Jones Indices	45	42	61	64	$212
Total S&P Capital IQ / S&P Indices	$107	$100	$101	$112	$420

Performance (Adjusted)	Operating Profit
	Q1	Q2 [1]	Q3 [2]	Q4 [2]	FY

S&P Capital IQ	$62	$59	$54	$53	$228
S&P Dow Jones Indices	45	56	65	67	$234
Total S&P Capital IQ / S&P Indices	$107	$115	$119	$120	$462

[1]	Q2 excludes transaction costs associated with our S&P Dow Jones Indices, LLC joint venture.

[2]	Q3 and Q4 exclude restructuring charges.

(unaudited)	2011

Reported & Performance	Operating Profit
	Q1	Q2	Q3	Q4	Full Year

S&P Capital IQ	$52	$50	$59	$54	$214
S&P Dow Jones Indices	44	48	54	43	$189
Total S&P Capital IQ / S&P Indices	$96	$98	$113	$97	$403

Note - Totals presented may not sum due to rounding.

Exhibit 13

The McGraw-Hill Companies

Recasted Financial Information for Continuing Operations

Periods ended December 31, 2012 and 2011

(dollars in millions)

(unaudited)	2012
	Q1		Q2		Q3		Q4		Full Year
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted

Revenue	$1,035	$1,035	$1,072	$1,072	$1,116	$1,116	$1,226	$1,226	$4,450	$4,450
Income (loss) from continuing operations	$163	$182	$180	$204	$172	$223	$211	$227	$726	$835
Income (loss) from discontinued operations	$(36)	$(33)	$40	$43	$165	$180	$(404)	$11	$(234)	$201
Net income	$128	$148	$220	$247	$337	$402	$(193)	$238	$492	$1,036
Net income attributable to MHP:
Income (loss) from continuing operations	$158	$176	$176	$200	$151	$201	$190	$205	$676	$783
Income (loss) from discontinued operations	(35)	(32)	39	43	162	177	(406)	9	(239)	196
Net income	$123	$144	$216	$243	$314	$378	$(216)	$214	$437	$979
Basic earnings per share:
Continuing operations	$0.57	$0.64	$0.63	$0.72	$0.54	$0.72	$0.68	$0.74	$2.43	$2.81
Discontinued operations	(0.13)	(0.12)	0.14	0.15	0.58	0.64	(1.46)	0.03	(0.86)	0.70
Net Income	$0.44	$0.52	$0.77	$0.87	$1.12	$1.36	$(0.78)	$0.77	$1.57	$3.51
Diluted earnings per share:
Continuing operations	$0.56	$0.62	$0.62	$0.70	$0.53	$0.71	$0.67	$0.72	$2.37	$2.75
Discontinued operations	(0.13)	(0.11)	0.14	0.15	0.57	0.62	(1.43)	0.03	(0.84)	0.69
Net Income	$0.43	$0.51	$0.76	$0.85	$1.10	$1.33	$(0.76)	$0.75	$1.53	$3.44

(unaudited)	2011
	Q1		Q2		Q3		Q4		Full Year
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted

Revenue	$959	$959	$1,020	$1,020	$971	$971	$1,004	$1,004	$3,954	$3,954
Income (loss) from continuing operations	$165	$165	$181	$181	$167	$167	$113	$140	$626	$653
Income (loss) from discontinued operations	$(41)	$(41)	$34	$34	$207	$207	$108	$129	$308	$329
Net income	$124	$124	$216	$216	$374	$374	$221	$270	$934	$982
Net income attributable to MHP:
Income (loss) from continuing operations	$160	$160	$177	$177	$161	$161	$108	$135	$607	$634
Income (loss) from discontinued operations	(40)	(40)	34	34	205	205	106	127	304	325
Net income	$120	$120	$211	$211	$366	$366	$214	$263	$911	$959
Basic earnings per share:
Continuing operations	$0.52	$0.53	$0.59	$0.59	$0.54	$0.54	$0.38	$0.47	$2.03	$2.13
Discontinued operations	(0.13)	(0.14)	0.11	0.11	0.69	0.69	0.37	0.45	1.02	1.09
Net Income	$0.39	$0.39	$0.70	$0.70	$1.23	$1.23	$0.75	$0.92	$3.05	$3.22
Diluted earnings per share:
Continuing operations	$0.52	$0.52	$0.57	$0.57	$0.53	$0.53	$0.37	$0.46	$2.00	$2.09
Discontinued operations	(0.13)	(0.13)	0.11	0.11	0.67	0.67	0.36	0.44	1.00	1.07
Net Income	$0.39	$0.39	$0.68	$0.68	$1.20	$1.20	$0.73	$0.90	$3.00	$3.16

Note - Totals presented may not sum due to rounding.